Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contacts:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL PROVIDES

FOURTH FISCAL QUARTER OPERATIONS UPDATE

MIDLAND, Texas, September 19, 2013/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) today provided an operations update for its fourth fiscal quarter ending September 30, 2013. As anticipated in the Company’s third fiscal quarter earnings release, the Company has experienced a significant reduction in its data acquisition crew utilization rates during the fourth fiscal quarter. These reduced utilization rates will negatively impact the Company’s financial results for the fourth fiscal quarter compared to the results for the third fiscal quarter ended June 30, 2013 and the comparable fourth fiscal quarter ended September 30, 2012. Lower utilization rates during the fourth fiscal quarter have primarily resulted from project readiness issues due to agricultural operations in key regions of the country, early project completions in the third fiscal quarter resulting from high crew productivity and the effect of the previously disclosed slowdown in requests for proposals during the third fiscal quarter, the combination of which limited the number of crew ready projects during the fourth fiscal quarter. As a result, during the fourth fiscal quarter the Company operated the equivalent of eight data acquisition crews, down from thirteen crews during the third fiscal quarter.

Notwithstanding fourth fiscal quarter difficulties, the Company’s has retained all key personnel required to redeploy existing crews and anticipates operating 10-12 crews in the United States during the first fiscal quarter of 2014 ending December 31, 2013. The Company’s current order book and increased requests for proposals reflect anticipated project levels sufficient to support deployment of thirteen crews in the United States in early calendar 2014 and one crew in Canada for the 2013-2014 winter season, subject to the ability of clients to cancel, delay or alter the scope of their contracts on short notice and operational delays due to reasons beyond the Company’s control.

About Dawson Geophysical

Dawson Geophysical Company is a leading provider of onshore seismic data acquisition services in the lower 48 states of the United States and Canada. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Forward-Looking Statement

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year-ended September 30, 2012. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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